Exhibit 10.9

PINTEREST, INC.

2009 STOCK PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Pinterest, Inc., a Delaware corporation (the “Company”), pursuant to the Pinterest, Inc. 2009 Stock Plan and any applicable sub-plan for a particular country, as applicable (together, the “Plan”), has granted to the Participant below a restricted stock unit award covering the number of units set forth below, each of which represents one (1) share of the Company’s Common Stock (the “RSUs”). The RSUs are subject to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Agreement (the “RSU Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the RSU Agreement will have the same definitions as in the Plan or the RSU Agreement. In the event of any conflict between the terms of the Grant Notice and the Plan, the terms of the Plan will control.

Participant:	<first_name> <last_name>
Date of Grant:	<award_date>
Total Number of RSUs:	<shares_awarded>
Vesting Commencement Date:	<vest_start_date>
Award ID:	<award_ID>

Vesting Schedule:	So long as the Participant’s Continuous Service Status does not terminate (and provided that no vesting shall occur following the Termination Date (as defined in Section 3 of the RSU Agreement)), the RSUs shall vest in accordance with the vesting schedule attached to the end of this Grant Notice.

Each tranche of RSUs that vests, or is scheduled to vest, pursuant to this Grant Notice is hereby designated as a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Notwithstanding the above and anything to the contrary in the Plan, this Grant Notice, the RSU Agreement or any other prior or future agreement that purportedly applies to the RSUs:

  i.   in no event shall the vesting or settlement of the RSUs be accelerated or deferred in connection with any event or otherwise unless such acceleration or deferral is specifically approved by the Board after taking into account the impact of such acceleration or deferral under the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”); and

  ii.  no RSUs shall settle, and no Shares allocated to the RSUs shall be issued, unless an IPO or a Change in Control occurs, in either case, on or before the seven (7) year anniversary of the Date of Grant (an “Initial Event”).

Issuance Schedule:	For any RSUs that vest on or prior to the First Issuance Date RSUs that vest on or prior to the First Issuance Date shall be settled in Shares on the First Issuance Date.

For any RSUs that vest after the First Issuance Date

RSUs that vest after the First Issuance Date shall be settled in Shares on a date determined by the Company, in its sole and absolute discretion, that is on or before the date that is four (4) months following the applicable vesting date or, if earlier, the later of (A) March 15th of the year following the year in which the vesting date occurs, and (B) the fifteenth (15th) day of the third month of the Company’s tax year following the year in which the vesting date occurs.

For purposes of clarity, the Company shall not be required to settle all vested RSUs on the same date during the applicable periods set forth above. Further, notwithstanding anything stated herein, in the RSU Agreement, the Plan or any other agreement applicable to the RSUs, the Company shall have the discretion to settle the RSUs prior to the time set forth herein to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4).

Expiration Date:	This Grant Notice and the RSU Agreement shall expire and have no force or effect upon the earlier of (i) the date on which all RSUs set forth herein have either been settled or forfeited pursuant to the terms of this Grant Notice, the RSU Agreement (including, but not limited to, Section 3 therein), or the Plan, or (ii) if an Initial Event does not occur on or before the seven (7) year anniversary of the Date of Grant, the seventh (7th) annual anniversary of the Date of Grant ((i) or (ii), the “RSU Expiration”). Upon the RSU Expiration, all RSUs shall be immediately forfeited to the Company and all rights of Participant to such RSUs shall immediately terminate.

Definitions:	For purposes of this Grant Notice, the following definitions shall apply.

“Change in Control” means a Triggering Event (as defined in the Plan); provided, a transaction will not be considered a Change in Control unless the transaction also qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

“First Issuance Date” means a date determined by the Company, in its sole and absolute discretion, provided that such date shall be on or after an Initial Event and shall be no later than the earlier of:

i. the date seven (7) months following the Initial Event, and

ii.  March 15th of the year following the year in which the Initial Event occurs or, if later, the fifteenth (15th) day of the third month of the Company’s tax year following the year in which the Initial Event occurs.

“IPO” means the first sale of Shares to the general public upon the closing of an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”).

By clicking “Accept” or otherwise accepting this grant, Participant hereby agrees to all of the following:

•

This award of RSUs is granted under and governed by the terms and conditions of this Grant Notice, the Plan, the RSU Agreement (which includes the Country-Specific Addendum), and any ancillary documents, all of which are attached to and made a part of this Grant Notice.

•

Participant acknowledges and agrees that Participant has reviewed the Plan and the RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the RSUs, and fully understands all provisions of the Plan, this Grant Notice and the RSU Agreement.

•	Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and RSU Agreement.

By clicking “Disagree”, you decline to accept this RSU grant and your RSU grant will be immediately cancelled in its entirety.

<Vesting_Schedule>

PINTEREST, INC.

2009 STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to your Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”), Pinterest, Inc., a Delaware corporation (the “Company”), has granted you (the “Participant”) a restricted stock unit award covering the number of units set forth in your Grant Notice, each of which represents one (1) share of the Company’s Common Stock (the “RSUs”). Capitalized terms not explicitly defined in this RSU Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

1.    No Stockholder Rights. Unless and until such time as Shares are issued pursuant to the Agreement in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs, including, without limitation, no right to dividends (or dividend equivalents) or to vote such Shares.

2.    No Transfer. The Grant Notice, this Agreement, the RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

3.    Termination. If Participant’s Continuous Service Status terminates at any time for any reason, all RSUs for which vesting is no longer possible under the terms of the Grant Notice and this Agreement shall be forfeited to the Company on the date that is three (3) months following such termination of Continuous Service Status, and all rights of Participant to such RSUs shall immediately terminate at such time. Further, for purposes of the RSUs, Participant’s Continuous Service Status will be considered terminated as of the date Participant is no longer actively providing services to the Company, its Parent, Subsidiaries or Affiliates (the “Company Group”), regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any (the “Termination Date”), and, unless otherwise determined by the Company, Participant’s right to vest in the RSUs will terminate as of such date and will not be extended by any contractual notice period or any period of “garden leave” or similar notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including, subject to the terms of the Plan and Applicable Laws, whether Participant may still be considered to be providing services while on a leave of absence).

4.    Responsibility for Taxes. As a condition to the grant, vesting, and settlement of the RSUs, Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or required deductions or payments legally applicable to him or her and related to the receipt, vesting or settlement of the RSUs, the issuance or subsequent sale of the Shares allocated to the RSUs, or the participation in the Plan (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the RSUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or any member of the Company Group pursuant to Applicable Law), such as, but not limited to, personal income tax returns or reporting statements in relation to the receipt, vesting or settlement of the RSUs, the issuance of the Shares allocated to the RSUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.

Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the receipt, vesting or settlement of the RSUs, the issuance or subsequent sale of the Shares allocated to the RSUs and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant also understands that Applicable Laws may require varying RSU or Share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws.

Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their tax and/or withholding obligations with regard to all Tax-Related Items by (i) withholding from Participant’s wages or other compensation paid to Participant by the Company or the Employer, (ii) withholding from proceeds of the sale of Shares acquired pursuant to the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares that would otherwise be issued upon settlement of the RSUs or (iv) such other method as determined by the Company or the Employer to be in compliance with Applicable Laws.

Depending on the method of satisfying the tax and/or withholding obligations with regard to the Tax-Related Items, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld or over-paid amount in cash and will have no entitlement to the Share equivalent.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to pay, withhold or account for as a result of Participant’s receipt, vesting or settlement of the RSUs, the issuance or subsequent sale of the Shares allocated to the RSUs or the participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

5.    Nature of Grant. In accepting the RSUs, Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)    all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d)    Participant is voluntarily participating in the Plan;

(e)    the RSUs and the Shares allocated to the RSUs are not intended to replace any pension rights or compensation and are outside the scope of Participant’s employment contract, if any;

(f)    the RSUs and the Shares allocated to the RSUs , and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)    the future value of the Shares is unknown, indeterminable, and cannot be predicted with certainty;

(h)    if the RSUs are settled and Participants receives some or all of the Shares allocated to the RSUs, the value of such Shares may increase or decrease in value;

(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s Continuous Service Status (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k)    no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any member of the Company Group in its sole discretion of an applicable foreign exchange rate that may affect the value of the RSUs (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of the Shares allocated to the RSUs.

6.    Limitations on Transfer of Shares. In addition to any other limitation on transfer created by Applicable Laws, this Agreement, the Grant Notice and the Plan, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except in compliance with the provisions below and Applicable Laws.

(a)    Right of First Refusal. Before any Shares held by Participant or any transferee of Participant (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares issued pursuant to this Agreement on the terms and conditions set forth in this Section 6(a) (the “Right of First Refusal”).

(i)    Notice of Proposed Transfer. The Holder of the Shares issued pursuant to this Agreement shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer, including (without limitation) the purchase price for such Shares (the “Purchase Price”). The Holder shall offer the Shares at the Purchase Price and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

(ii)    Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase any or all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the Purchase Price. If the terms of the proposed transfer in the Notice include consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in good faith.

(iii)    Payment. Payment of the Purchase Price shall be made, at the election of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness or by any combination thereof within sixty (60) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(iv)    Holder’s Right to Transfer. If any of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 6(a), then the Holder may sell or otherwise transfer any un purchased Shares to that Proposed Transferee at the Purchase Price or at a higher price, provided that such sale or other transfer is consummated within one hundred twenty (120) days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any Applicable Laws and the Proposed Transferee agrees in writing that the provisions of this Section 6 and the waiver of statutory information rights in Section 13 shall continue to apply to the Shares in the hands of such Proposed Transferee. The Company, in consultation with its legal counsel, may require the Holder to provide an opinion of counsel evidencing compliance with Applicable Laws. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(v)    Exception for Certain Family Transfers. Anything to the contrary contained in this Section 6(a) notwithstanding, the transfer of any or all of the Shares issued pursuant to this Agreement during Participant’s lifetime or on Participant’s death by will or intestacy to Participant’s Immediate Family or to a trust for the benefit of Participant’s Immediate Family shall be exempt from the provisions of this Section 6(a). “Immediate Family” as used herein shall mean lineal descendant or antecedent, spouse (or spouse’s antecedents), father, mother, brother or sister (or their descendants), stepchild (or their antecedents or descendants), aunt or uncle (or their antecedents or descendants), brother-in-law or sister-in-law (or their antecedents or descendants) and shall include adoptive relationships. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 6, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 6.

(b)    Company’s Right to Purchase upon Involuntary Transfer. In the event of any transfer by operation of law or other involuntary transfer (including death or divorce, but excluding a transfer to Immediate Family as set forth in Section 6(a)(v) above) of all or a portion of the Shares issued pursuant to this Agreement by the record holder thereof, the Company shall have an option to purchase any or all of the Shares transferred at the Fair Market Value of the Shares on the date of transfer (as determined by the Company). Upon such a transfer, the Holder shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Shares shall be provided to the Company for a period of thirty (30) days following receipt by the Company of written notice from the Holder.

(c)    Assignment. The right of the Company to purchase any part of the Shares issued pursuant to this Agreement may be assigned in whole or in part to any holder or holders of capital stock of the Company or other persons or organizations.

(d)    Restrictions Binding on Transferees. All transferees of Shares issued pursuant to this Agreement or any interest therein will receive and hold such Shares issued pursuant to this Agreement or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares issued pursuant to this Agreement shall be void unless the provisions of this Agreement are satisfied.

(e)    Termination of Rights. The Right of First Refusal granted the Company by Section 6(a) above and the option to purchase the Shares issued pursuant to this Agreement in the event of an involuntary transfer granted the Company by Section 6(b) above shall terminate upon an IPO. Upon termination of such transfer restrictions, the Company will remove any stop-transfer notices referred to in Section 11(b) below and related to the restriction in Sections 6(a) and 6(b) and, if certificates are issued, a new certificate or certificates representing the Shares not purchased shall be issued, on request, without the legend referred to in Section 11(a)(ii) below.

7.    Investment and Taxation Representations. In connection with the receipt of the RSUs and the Common Stock upon settlement of the RSUs, Participant represents to the Company the following:

(a)    Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares issued pursuant to this Agreement. Participant is or will be acquiring the Shares for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Participant does not have any present intention to transfer the Shares issued pursuant to this Agreement to any other person or entity.

(b)    Participant understands that the Shares issued pursuant to this Agreement have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein.

(c)    Participant further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the securities.

(d)    Participant is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Participant understands that the Company provides no assurances as to whether he or she will be able to resell any or all of the Shares pursuant to Rule 144, which rule requires, among other things, that the Company be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this paragraph (d), Participant acknowledges and agrees to the restrictions set forth in paragraph (e) below.

(e)    Participant further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f)    Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s receipt of the RSUs, the vesting and/or settlement of the RSUs, the issuance of Shares allocated to the RSUs and/or the disposition of such Shares. Participant represents that Participant has consulted any tax consultants Participant deems advisable in connection with the receipt of the RSUs, the vesting and/or settlement of the RSUs, the issuance of Shares allocated to the RSUs and/or the disposition of such Shares and that Participant is not relying on the Company for any tax advice.

8.    Section 409A. All payments made and benefits provided under this Agreement are intended to be exempt from the requirements of Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse Participant for any taxes or other penalties that may be imposed on Participant as a result of Section 409A and, by accepting the RSUs, Participant hereby indemnifies the Company for any liability that arises as a result of Section 409A.

9.    Securities Law Compliance. Notwithstanding anything to the contrary contained herein, Shares will not be issued pursuant to this Agreement unless the Shares are then registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The issuance of Shares pursuant to this Agreement also must comply with other Applicable Laws and regulations governing the RSUs, and the Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon settlement of the RSUs unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

10.    Lock-Up Agreement. In connection with an IPO and upon request of the Company or the underwriters managing such offering of the Company’s securities, Participant hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement.

11.    Restrictive Legends and Stop-Transfer Orders:

(a)    Legends. Any certificate or certificates representing the Shares issued pursuant to this Agreement shall bear the following legends (as well as any legends required by the Company or applicable state and federal corporate and securities laws):

(i)    “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)    “THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE.”

(b)    Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares issued pursuant to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

12.    No Employment Rights. Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or any Subsidiary or Affiliate for any particular period of time. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent, subsidiary or affiliate of the Company, to terminate Participant’s employment or consulting relationship, for any reason, with or without cause.

13.    Waiver of Statutory Information Rights. Participant acknowledges and understands that, but for the waiver made herein, upon delivery of any Shares issued to Participant pursuant to this Agreement, Participant would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the General Corporation Law of Delaware (any and all such rights, and any and all such other rights of Participant as may be provided for in Section 220, the “Inspection Rights”). In light of the foregoing, until an IPO, Participant hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of Participant in Participant’s capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such, under Section 220. The foregoing waiver shall not apply to any contractual inspection rights of Participant under any written agreement with the Company.

14.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s receipt, vesting or settlement of the RSUs or the Shares allocated thereto or the sale of such Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan and the RSUs before accepting the RSUs or otherwise taking any action related to the RSUs or the Plan.

15.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials by and among the entities in the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or the in future, which may be assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her Continuous Service Status will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant RSUs, Awards or any other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

16.    Miscellaneous.

(d)    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the courts of the city and county of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

(e)    Addendum. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

(f)    Entire Agreement; Enforcement of Rights. This Agreement, together with the Addendum, the Grant Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(g)    Severability. If one or more provisions of this Agreement, the Grant Notice or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, the Grant Notice and the Plan, (ii) the balance of the Agreement, the Grant Notice and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement, the Grant Notice and the Plan shall be enforceable in accordance with its terms.

(h)    Language. If Participant has received this Agreement, the Grant Notice or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(i)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares allocated to the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Participant also acknowledges that the Applicable Laws of the country in which Participant is residing or working at the time of grant, vesting and settlement of the RSUs or the sale of Shares received pursuant to the RSUs (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Addendum. Notwithstanding any provision herein, the RSUs and Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum.

(j)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid and addressed to the party to be notified at such party’s most recent address, email or fax number set forth in the Company’s books and records.

(k)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(l)    Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.

(m)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver to Participant by email or any other electronic means any documents or notices related to the RSUs, the Shares allocated to the RSUs, Participant’s current or future participation in the Plan, securities of the Company or any member of the Company Group or any other matter, including documents and/or notices required to be delivered to Participant by applicable securities law or any other Applicable Laws or the Company’s Certificate of Incorporation or Bylaws. By accepting the RSUs, whether electronically or otherwise, Participant hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

(n)    California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

Country-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who are working or residing in the countries listed below and that may be material to Participant’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Participant moves to or otherwise is or becomes subject to the Applicable Laws or Company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, Participant is advised to seek advice from his own personal legal and tax advisor prior to accepting the RSUs or holding or selling Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s acceptance of the RSUs or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan, the Grant Notice, and the RSU Agreement. This Addendum forms part of the RSU Agreement and should be read in conjunction with the RSU Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The RSU Agreement (of which this Addendum is a part), the Grant Notice, the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.

European Union	Data Privacy. The following supplements Section 15 of the RSU Agreement:

Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view his or her Data, request additional information about the storage and processing of Data, require any necessary amendments to Data without cost or refuse or withdraw the consents herein by contacting in writing Participant’s local human resources representative.

Brazil	Foreign Assets Reporting

If you are a resident of Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights (including any capital gain, dividend or profit attributable to such assets) is equal to or greater than US $100,000. The reporting should be completed at the beginning of the year.

France	Foreign Ownership Reporting

Residents of France with foreign account balances in excess of EUR 1 million or its equivalent must report monthly to the Bank of France.

Consent to Receive Information in English

By accepting the Restricted Stock Units, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly. En acceptant cette attribution gratuite d’actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Hong Kong	Securities Law Notice. The RSUs and any Shares issued upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its affiliates. The Plan, the RSU Agreement, including this Addendum, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong and have not been registered with or authorized by any regulatory authority, including the Securities and Futures Commission, in Hong Kong. This Agreement and the incidental communication materials are intended only for the personal use of each eligible Participant and not for distribution to any other persons. If you have any questions about any of the contents of the Plan, the RSU Agreement, including this Addendum or other incidental communication materials, you should obtain independent professional advice.

Spain	Foreign Share Ownership Reporting. If the Participant is a Spanish resident, his acquisition, purchase, ownership, and/or sale of foreign-listed stock may be subject to ongoing annual reporting obligations with the Dirección General de Politica Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia, the Bank of Spain, and/or the tax authorities. These requirements change periodically, so the Participant should consult his personal advisor to determine the specific reporting obligations.

Currently, the Participant must declare the acquisition of Shares to DGPCIE for statistical purposes. The Participant must also declare the ownership of any Shares with the DGPCIE each January while the shares are owned. The relevant forms are Form D6 and, depending on the amount of assets, Form D8.

In addition, if the Participant perform transactions with non-Spanish residents or hold a balance of assets and liabilities with foreign parties higher than EUR 1,000,000, the Participant may be required to report such transactions and accounts to the Bank of Spain. The frequency (monthly, quarterly or annually) of the notification will vary depending on the total value of the transactions or the balance of assets and liabilities.

If the Participant holds assets or rights outside of Spain (including Shares acquired under the Plan), you may also have to file Form 720 with the tax authorities, generally if the value of your foreign investments exceeds €50,000. Please note that reporting requirements are based on what you have previously disclosed and the increase in value and the total value of certain groups of foreign assets.

United Kingdom	The following supplements Section 4 of the Agreement:

Withholding of Tax. If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the end of the UK tax year in which the event giving rise to the Tax-Related Items occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in Section 4 of the Agreement. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover the Tax-Related Items. In the event that Participant is a director or executive officer and the Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Participant on which additional income tax and national insurance contributions will be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

HMRC National Insurance Contributions. Participant agrees that:

(a) Tax-Related Items within Section 4 of the Agreement shall include any secondary class 1 (employer) National Insurance Contributions that:

(i) any employer (or former employer) of the Participant is liable to pay (or reasonably believes it is liable to pay); and (ii) may be lawfully recovered from the Participant; and

(b) if required to do so by the Company (at any time when the relevant election can be made) the Participant shall:

(i) make a joint election (with the employer or former employer) in the form provided by the Company to transfer to the Participant the whole or any part of the employer’s liability that falls within Section 4 of the Agreement; and

(ii)  enter into arrangements required by HM Revenue & Customs (or any other tax authority) to secure the payment of the transferred liability.

Restricted Securities Elections. If required to do so by the Company (at any time when the relevant election can be made), the Participant shall enter into a joint election (with the appropriate employer) under section 431(1) or section 431(2) of Income Tax (Earnings & Pensions) Act 2003 in respect of:

(a)   any Shares acquired (or to be acquired) on vest of the RSUs;

(b)   any securities acquired (or to be acquired) as a result of any surrender of the RSUs; and

(c)	any securities acquired (or to be acquired) as a result of holding either Shares acquired on vest of the RSUs or securities specified in paragraph (b) above or this paragraph (c).

Elections and Withholding Obligations. Your RSUs may only vest if you have first entered into or completed the following to the satisfaction of the Board or these obligations (or any of them) have been waived by the Board:

•

an election under Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (in a form approved by the Board) for the full disapplication of Chapter 2 of Part 7 of that Act in relation to all the shares of Common Stock subject to the RSUs;

•

a joint election with the Company and/or any Subsidiary in accordance with Paragraph 3B(1) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (the “SSCBA”) (either by executing this Agreement so as to be bound by the terms of this Appendix or in such other form the Board may require from time to time) for the whole of any liability for Employer national insurance contributions to be transferred to you;

•

a deed of adherence (in such form as determined by the Board from time to time) pursuant to which you become a party to and bound by any applicable shareholder agreement (or similar agreement) as amended or replaced from time to time.

National Insurance Contributions Joint Election (“NIC Election”). For purposes of this United Kingdom Appendix, “Relevant Employment Income” means:

(i)	an amount that counts as employment income of the Participant under section 426 of the Income Tax (Earnings and Pensions) Act 2003 (restricted securities: charge on certain post-acquisition events);

(ii)

an amount that counts as employment income of the Participant under section 438 of the Income Tax (Earnings and Pensions) Act 2003 (convertible securities: charge on certain post-acquisition events); or

(iii)	any gain that is treated as remuneration derived from the Participant’s employment by virtue of section 4(4)(a) SSCBA,

which is derived from or referable or is otherwise in connection with the RSUs or their vesting, assignment or release or otherwise or the Shares issued or transferred pursuant to the RSUs.

(a) The Employer may be liable to pay secondary Class 1 National Insurance Contributions in respect of any Relevant Employment Income (the “Secondary Liability”).

(b) The Participant and the Company (on behalf of the Employer) hereby jointly elect that the whole of the Secondary Liability is hereby transferred to the Participant on the terms set out in this NIC Election.

(c)

The Participant hereby authorizes the Company and the Employer to recover an amount from the Participant sufficient to cover the Secondary Liability to the extent transferred to the Participant under this Appendix. Such recovery may be made by the Company and the Employer in accordance with any of the following:

(i)	deduction from any sums owing to the Participant (including in particular but not by way of any limitation any installment of salary, bonus, commission or otherwise);

(ii)	delivery by the Participant to the Company of cash, banker’s draft or cheque; or

(iii)	such other arrangements as the Company considers appropriate from time to time.

(d)

The Company agrees to pay, or procure the payment of, the Secondary Liability to HMRC within 14 days after the end of the tax month during which the vest, assignment or release (as the case may be) of the RSUs (or part thereof) occurred.

(e)	HM Revenue & Customs has approved the form of this NIC Election and the arrangements for securing that the liability transferred by this NIC Election will be met.

(f)	This NIC Election shall continue in effect until the earlier of:

(i)	the fulfillment of all of the obligations contained in this Appendix;

(ii)	it is revoked jointly by the Company (on behalf of the Employer) and the Participant;

(iii)	notice is given to the Participant by the Company (on behalf of the Employer) terminating the effect of this NIC Election;

(iv)	HMRC notifies the Company or the Employer that the approval of this NIC Election has been withdrawn.

(g)	The terms of this NIC Election will continue in force regardless of whether the Participant ceases to be an employee of the Employer.

(h)	The Participant hereby confirms that in entering into the Agreement he will be personally liable for the Secondary Liability covered by this NIC Election.

(i)

This NIC Election will not apply to the extent that it relates to Relevant Employment Income which is employment income of the Participant by virtue of Chapter 3A of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (employment income: securities with artificially depressed market value).

(j)

This NIC Election does not apply to any liability, or any part of any liability, arising as a result of regulations given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

(k)	By executing this Agreement the Participant and the Company hereby agree (inter alia) to be bound by the terms of this NIC Election as set out in this Appendix.

(l)

Tax Indemnity. You hereby indemnify the Company, or any Parent, Subsidiary or Affiliate against all and any Tax Liability which may arise in respect of or in connection with the RSU, any RSU granted or provided to you by way of rollover, assumption or replacement of the RSU, or the shares or other securities issued or transferred pursuant to the vesting of this RSU or any RSU granted or provided to you by way of rollover, assumption or replacement of the RSU.